Exhibit 99.1

Blackbaud, Inc. Announces Changes to Executive Leadership Team and Preliminary

Second Quarter 2007 Results

CHARLESTON, S.C.—(BUSINESS WIRE)—Blackbaud, Inc. (NASDAQ: BLKB—News), the leading provider of software and related services designed specifically for nonprofit organizations, announced today changes to the Company’s executive leadership team and preliminary results for its second quarter 2007.

Christopher R. Todd, Senior Vice President of Sales, and Richard S. “Brad” Braddock, Jr., Senior Vice President of Marketing, have announced their intention to resign, on or around August 1, 2007, to pursue other opportunities. On an interim basis, the two sales vice presidents who previously reported to Mr. Todd will now report directly to Marc E. Chardon, Chief Executive Officer of Blackbaud. Mr. Braddock’s day-to-day responsibilities will be assumed by Dennis D. Maxwell, Vice President of Marketing. Mr. Maxwell has been with Blackbaud for just over a year and previously spent over 30 years in various senior-level marketing and public relations positions with several organizations, including 18 years with GE.

Blackbaud also announced that it currently expects to report license revenue, total revenue and non-GAAP operating income—excluding stock-based compensation and amortization of acquired intangibles—for the second quarter of 2007 that are at or slightly above the higher-end of its previously issued guidance range. On May 3, 2007, Blackbaud provided guidance for the second quarter as follows: total revenue of $61.0—$63.0 million, license revenue of $9.8—$10.3 million and non-GAAP operating income of $15.3—$16.0 million.

Mr. Chardon stated, “Chris Todd and Brad Braddock have made significant contributions to Blackbaud’s success and we wish them the best of luck in their new careers. Most importantly, Chris and Brad have both put in place strong leadership and management teams in their respective organizations. In sales, the strength of our current senior management team is evidenced by the solid growth and better-than-expected revenue that we have delivered in the first half of 2007. Likewise, Dennis Maxwell has a proven track record of leading marketing organizations, and I fully expect that we will remain on track to achieve the goals we established for our marketing organization in 2007.”

Mr. Chardon continued, “We are still in the early stages of the quarterly close process, but we are pleased with the Company’s execution in the quarter and look forward to discussing the details with investors in a few weeks. With market demand remaining solid and the continuing progress we are making against our multiple growth initiatives, we are optimistic about our longer-term outlook and ability to capitalize on this significant market opportunity.”

After the market close on August 6, the company will issue full second quarter 2007 results and host a conference call at 5:00 p.m. ET for analysts and investors. The Company will provide more details on the second quarter financial performance and provide updated financial guidance at that time. To access this call, dial 800-811-8824 (domestic) or 913-981-4903 (international). A replay of this conference call will be available through August 13, 2007 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 7739341. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, and a replay will be archived on the Web site as well.

About Blackbaud

Blackbaud is the leading global provider of software and services designed specifically for nonprofit organizations, enabling them to improve operational efficiency, build strong relationships, and raise more money to support their missions. Approximately 16,000 organizations — including the American Red Cross, Dartmouth College, the WGBH Educational Foundation, Episcopal High School, Lincoln Center, Cancer Research UK, Special Olympics, and Arthritis Foundation — use one or more of Blackbaud products and services for fundraising, constituent relationship management, financial management, direct marketing, school administration, ticketing, business intelligence, website management, prospect research, consulting, and analytics. Since 1981, Blackbaud’s sole focus and expertise has been partnering with nonprofits and providing them the solutions they need to make a difference in their local communities and worldwide. Headquartered in the United States, Blackbaud also has operations in Canada, the United Kingdom, and Australia. For more information, visit www.blackbaud.com.

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: management of integration of Target Software and Target Analysis and other risks associated with acquisitions; risk associated with successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s websites at www.sec.gov or upon request from Blackbaud’s investor relations department.

All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

Contact:

Media:

Blackbaud, Inc.

Dennis Maxwell, 843-216-6200 x2368

dennis.maxwell@blackbaud.com

OR

Investors:

ICR

Tim Dolan, 617-956-6727